Exhibit 99.1

Progyny, Inc. Announces Third Quarter 2024 Results
Sales Season Yields Over 80 New Clients, 1.1 Million New Covered Lives
Selected by a Leading National Health Plan and a Regional Health Plan as Their Preferred Partner
1.5 Million Lives Adopt Newest Services in Maternity and/or Menopause Programs in 2025

NEW YORK, November 12, 2024 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY) (“Progyny” or the “Company”), a transformative fertility, family building and women's health benefits solution, today announced its financial results for the three-month period ended September 30, 2024 (“the third quarter of 2024”) as compared to the three-month period ended September 30, 2023 (“the third quarter of 2023” or “the prior year period”).

“The utilization rate in the third quarter was consistent with the expectations we outlined in August. However, the members that began their journey utilized their benefits in a manner inconsistent with long-term patterns, taking longer to progress through their treatment and, therefore, consuming fewer treatments overall, resulting in lower-than-expected revenue and profitability this quarter,” said Pete Anevski, Chief Executive Officer of Progyny.

“Even though our recent results relative to expectations have been disappointing to us, the business remains fundamentally very strong, and the success of our most recent selling season further validates our leading position in a large, growing and increasingly impactful market,” continued Anevski. “For the fourth consecutive year, our new sales season produced more than a million new covered lives across a broadly diverse set of company sizes and industries, further demonstrating the universal relevance of fertility, family building and women's health services to all types of employers.

“We're extremely pleased with the advancement of our health plan strategy with the addition of a leading national and a regional health plan as their preferred partner next year. We're also encouraged with the reception for our newest services in maternity and menopause, with clients representing more than 1.5 million lives adopting one or more of these programs in 2025. We believe these wins highlight the significant differentiation of our solution as compared to other alternatives in the market with respect to member experience, demonstrated clinical success, and cost efficiency.”

“We have continued to generate strong cash flow and have returned value to our shareholders through the repurchase of more than 12.3 million shares to date under the buyback programs that began earlier this year,” said Mark Livingston, Progyny’s Chief Financial Officer.

Third Quarter 2024 Highlights:

(unaudited; in thousands, except per share amounts)	3Q 2024	3Q 2023
Revenue	$286,625	$280,891

Gross Profit	$59,244	$62,624
Gross Margin	20.7%	22.3%
Net Income	$10,421	$15,898

Net Income per Diluted Share[1]	$0.11	$0.16

Adjusted Earnings Per Diluted Share[2]	$0.40	$0.38

Adjusted EBITDA[2]	$46,478	$50,019
Adjusted EBITDA Margin[2]	16.2%	17.8%
1.Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options, restricted stock units, warrants to purchase common stock, and shares issuable under the employee stock purchase plan.
2.Adjusted earnings per diluted share, Adjusted EBITDA, and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). Please see Annex A of this press release for a reconciliation of Adjusted earnings per diluted share to earnings per share, and Adjusted EBITDA to net income, the most directly comparable financial measures stated in accordance with GAAP for each of the periods presented. We calculate Adjusted earnings per diluted share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the impact of taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights
Revenue was $286.6 million, a 2.0% increase as compared to the $280.9 million reported in the third quarter of 2023, primarily as a result of the increase in our number of clients and covered lives. As previously announced, a large client notified Progyny that it would not be renewing its services agreement in 2025. Excluding the contribution of that one client in both periods, third quarter revenue increased 3.4%.
•Fertility benefit services revenue was $178.8 million, a 2.1% increase from the $175.1 million reported in the third quarter of 2023.
•Pharmacy benefit services revenue was $107.9 million, a 2.0% increase as compared to the $105.8 million reported in the third quarter of 2023.

Gross profit was $59.2 million, a decrease of 5.4% from the $62.6 million reported in the third quarter of 2023. Gross margin was 20.7%, a decrease of 160 basis points from the 22.3% reported in the prior year period primarily due to increases in personnel-related costs in the delivery of our care management services, in conjunction with the impact of the unanticipated decline in cycles per unique utilizer in the quarter.

Net income was $10.4 million, or $0.11 income per diluted share, as compared to the $15.9 million, or $0.16 income per diluted share, reported in the third quarter of 2023. The decrease in net income was due primarily to the lower gross margin and higher provision for income taxes in the current period.

Adjusted EBITDA was $46.5 million, a decrease of 7.1% as compared to the $50.0 million reported in the third quarter of 2023, reflecting the lower gross profit. Adjusted EBITDA margin was 16.2%, a 160 basis point decrease from the 17.8% Adjusted EBITDA margin in the third quarter of 2023. Please refer to Annex A for a reconciliation of Adjusted EBITDA to net income.

Cash Flow
Net cash provided by operating activities in the third quarter of 2024 was $44.5 million, compared to net cash provided by operating activities of $54.2 million in the prior year period. The lower cash flow as compared to the prior year period was primarily due to the previously disclosed impacts of certain favorable working capital items to the prior year period, as well as higher cash payments for income taxes in the third quarter of 2024.

Balance Sheet and Financial Position
As of September 30, 2024, the Company had total working capital of approximately $337.8 million and no debt. This included cash and cash equivalents and marketable securities of $235.7 million, a decrease of $26.5 million from the balances as of June 30, 2024, reflecting the stock repurchase activity conducted during the quarter and partially offset by cash flow from operations.

During the third quarter of 2024, the Company purchased 2,817,190 shares for $61.4 million through its share repurchase programs. To date, the Company has purchased 12,382,193 shares collectively in the program and has used all of its existing authorizations.

Key Metrics
The Company had 468 clients as of September 30, 2024, as compared to 392 clients as of September 30, 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
ART Cycles *	14,911	15,005	45,275	42,947
Utilization - All Members**	0.54%	0.56%	1.10%	1.11%
Utilization - Female Only**	0.47%	0.49%	0.90%	0.93%
Average Members***	6,444,000	5,428,000	6,381,000	5,366,000

* Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.

** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing. The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period. For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period. Individual periods cannot be combined as member treatments may span multiple periods.
***Includes approximately 300,000 members from a single client not reflected in utilization as a result of the client's chosen benefit design.

Financial Outlook
The substantial majority of the clients added in the most recent selling season are expected to go live in the first quarter of 2025, though a number of clients have already or will launch their benefit in 2024. Once all new clients are live in 2025, the Company anticipates having more than 530 clients, representing approximately 6.7 million covered lives.

“As the fourth quarter has begun, the rate of utilization remains healthy and we're seeing members consume more treatments as compared to the third quarter. Nonetheless, given the unexpected variability we've seen this year, we believe the prudent approach is to guide with the expectation this variability continues. Accordingly, we are revising our expectations for the balance of the year,” said Mr. Anevski.

“As it relates to 2025, consistent with our past practice, we expect to provide financial guidance when we report our year-end results in February, by which time we'll have insights into our newest clients who are launching on January 1st. Despite the previously-reported loss of a large client, the business remains healthy and we expect to continue generating strong profitability and meaningful cash flow in 2025.”

The Company is providing the following financial guidance for the full year ending December 31, 2024 and the three-month period ending December 31, 2024:

•Full Year 2024 Outlook:
oRevenue is now projected to be $1.135 billion to $1.150 billion, reflecting growth of 4% to 6%
oNet income is projected to be $49.9 million to $53.3 million, or $0.52 to $0.56 per diluted share, on the basis of approximately 96 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $189.0 million to $194.0 million
oAdjusted earnings per diluted share1 is projected to be $1.54 to $1.57

•Fourth Quarter of 2024 Outlook:
oRevenue is projected to be $266.2 million to $281.2 million, reflecting growth of (1)% to 4%
oNet income is projected to be $6.1 million to $9.5 million, or $0.07 to $0.10 per diluted share, on the basis of approximately 91 million assumed weighted-average fully diluted-shares outstanding
oAdjusted EBITDA1 is projected to be $37.8 million to $42.8 million
oAdjusted earnings per diluted share1 is projected to be $0.31 to $0.35

1.Adjusted EBITDA and Adjusted earnings per diluted share are financial measures that are not required by, or presented in accordance with, GAAP. Please see Annex A of this press release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income and Adjusted net income to net income, the most directly comparable financial measures stated in accordance with GAAP, for the period presented.

Conference Call Information
Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today, November 12, 2024, to discuss its financial results. Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484. Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID. A replay of the call will be available until November 19, 2024 at 5:00 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484. A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny
Progyny (Nasdaq: PGNY) is a transformative fertility, family building and women's health benefits solution, trusted by the nation's leading employers, health plans and benefit purchasers. We envision a world where everyone can realize their dreams of family and ideal health. Our outcomes prove that comprehensive, inclusive and intentionally designed solutions simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with concierge support, coaching, education, and digital tools; provides access to a premier network of fertility and women's health specialists who use the latest science and technologies; drives optimal clinical outcomes; and reduces healthcare costs.

Headquartered in New York City, Progyny has been recognized for its leadership and growth as a TIME100 Most Influential Company, CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Forbes' Best Employers, Financial Times Fastest Growing Companies, INC. 5000, INC. Power Partners and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our financial outlook for the fourth quarter and full year 2024, including the impact of our sales season and client launches; our anticipated number of clients and covered lives for 2024; our expected utilization rates and average revenue per utilizing member; the demand for our solutions; our expectations for our selling season for 2025 launches; our positioning to successfully manage economic uncertainty on our business; the timing of client decisions; our ability to retain existing clients and acquire new clients; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information. The words “anticipates,” “assumes,” “believe,” “contemplate,” “continues, ” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “predict,” “potential,” “project,” “seeks,” “should,” “target,” “will,” and the negative of these or similar expressions and phrases are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, without limitation, failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability; risks related to the impact of the COVID-19 pandemic, such as the scope and duration of the outbreak, the spread of new variants, government actions and restrictive measures implemented in response, delays and cancellations of fertility procedures and other impacts to the business; unfavorable conditions in our industry or the United States economy; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes or developments in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the level or the mix of utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenue; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our Company culture; risks related to any litigation against us; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain our pharmacy distribution network if there is a disruption to our network or their supply chains; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company; and our ability to adapt and respond to the changing SEC expectations regarding environmental, social and governance practices. For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent reports that we file with the SEC, which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release. Our actual future results could differ materially from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provide meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating income and expenses, including interest and other income, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA margin on incremental revenue and Adjusted earnings per share alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; interest and other income, net; and provision for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We calculate Adjusted EBITDA margin on incremental revenue as incremental Adjusted EBITDA in 2024 divided by incremental revenue in 2024. We calculate Adjusted earnings per diluted share as net income per diluted share excluding the impact of stock-based compensation, adjusted for the associated impact of taxes. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:
Investors:
James Hart
investors@progyny.com

Media:
Alexis Ford
media@progyny.com

PROGYNY, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$91,480	$97,296
Marketable securities	144,240	273,791
Accounts receivable, net of $55,671 and $46,636 of allowances at September 30, 2024 and December 31, 2023, respectively	280,724	241,869
Prepaid expenses and other current assets	29,858	27,451
Total current assets	546,302	640,407
Property and equipment, net	11,928	10,213
Operating lease right-of-use assets	17,439	17,605
Goodwill	15,796	11,880
Intangible assets, net	1,448	—
Deferred tax assets	63,757	73,120
Other noncurrent assets	3,302	3,395
Total assets	$659,972	$756,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$130,463	$125,426
Accrued expenses and other current liabilities	78,008	60,524
Total current liabilities	208,471	185,950
Operating lease noncurrent liabilities	16,625	17,241
Total liabilities	225,096	203,191
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized; 97,477,153 and 96,348,522 shares issued; 88,343,258 and 96,348,522 shares outstanding at September 30, 2024 and December 31, 2023, respectively	9	9
Additional paid-in capital	551,587	461,639
Treasury stock, at cost, $0.0001 par value; 9,749,875 and 615,980 shares at September 30, 2024 and December 31, 2023, respectively	(250,825)	(1,009)
Accumulated earnings	133,775	89,971
Accumulated other comprehensive income	330	2,819
Total stockholders’ equity	434,876	553,429
Total liabilities and stockholders’ equity	$659,972	$756,620

PROGYNY, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$286,625	$280,891	$868,790	$818,658
Cost of services	227,381	218,267	678,859	636,753
Gross profit	59,244	62,624	189,931	181,905
Operating expenses:
Sales and marketing	16,457	14,911	48,332	44,577
General and administrative	30,329	29,524	89,931	88,944
Total operating expenses	46,786	44,435	138,263	133,521
Income from operations	12,458	18,189	51,668	48,384
Interest and other income, net	5,504	2,742	13,876	6,045
Income before income taxes	17,962	20,931	65,544	54,429
Provision for income taxes	7,541	5,033	21,740	5,862
Net income	$10,421	$15,898	$43,804	$48,567
Net income per share:
Basic	$0.12	$0.17	$0.48	$0.51
Diluted	$0.11	$0.16	$0.46	$0.48
Weighted-average shares used in computing net income per share:
Basic	90,067,675	95,502,250	91,650,576	94,698,616
Diluted	93,821,812	100,879,576	95,758,529	100,552,705

PROGYNY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2024	2023
OPERATING ACTIVITIES
Net income	$43,804	$48,567
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	10,351	5,862
Non-cash interest expense	—	58
Depreciation and amortization	2,307	1,647
Stock-based compensation expense	97,271	93,812
Bad debt expense	12,734	15,062
Net accretion of discounts on marketable securities	(3,759)	(2,701)
Foreign currency exchange rate loss	0	12
Changes in operating assets and liabilities:
Accounts receivable	(51,579)	(43,761)
Prepaid expenses and other current assets	(2,396)	(2,523)
Accounts payable	5,072	22,884
Accrued expenses and other current liabilities	13,132	11,744
Other noncurrent assets and liabilities	4	492
Net cash provided by operating activities	126,941	151,155

INVESTING ACTIVITIES
Purchase of property and equipment, net	(3,510)	(2,963)
Purchase of marketable securities	(170,339)	(262,961)
Sale of marketable securities	299,955	158,813
Acquisition of business, net of cash acquired	(5,304)	—
Net cash provided by (used in) investing activities	120,802	(107,111)

FINANCING ACTIVITIES
Repurchase of common stock	(245,176)	—
Proceeds from exercise of stock options	1,097	3,573
Payment of employee taxes related to equity awards	(10,389)	(10,504)
Proceeds from contributions to employee stock purchase plan	915	884
Net cash used in financing activities	(253,553)	(6,047)
Effect of exchange rate changes on cash and cash equivalents	(6)	0
Net (decrease) increase in cash and cash equivalents	(5,816)	37,997
Cash and cash equivalents, beginning of period	97,296	120,078
Cash and cash equivalents, end of period	$91,480	$158,075

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes, net of refunds received	$34,872	$2,318
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$144	$128

ANNEX A

PROGYNY, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(in thousands, except share and per share amounts)

Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation
The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended			Three Months Ended
	September 30, 2024			September 30, 2023
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$227,381	$(9,528)	$217,853	$218,267	$(8,941)	$209,326
Gross profit	$59,244	$9,528	$68,772	$62,624	$8,941	$71,565
Sales and marketing	$16,457	$(8,101)	$8,356	$14,911	$(6,938)	$7,973
General and administrative	$30,329	$(15,554)	$14,775	$29,524	$(15,372)	$14,152

Expressed as a Percentage of Revenue
Gross margin	20.7%	3.3%	24.0%	22.3%	3.2%	25.5%
Sales and marketing	5.7%	(2.8)%	2.9%	5.3%	(2.5)%	2.8%
General and administrative	10.6%	(5.4)%	5.2%	10.5%	(5.5)%	5.0%

	Nine Months Ended			Nine Months Ended
	September 30, 2024			September 30, 2023
	GAAP	Stock-Based Compensation Expense	Non-GAAP	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$678,859	$(28,009)	$650,850	$636,753	$(25,967)	$610,786
Gross profit	$189,931	$28,009	$217,940	$181,905	$25,967	$207,872
Sales and marketing	$48,332	$(23,515)	$24,817	$44,577	$(20,389)	$24,188
General and administrative	$89,931	$(45,747)	$44,184	$88,944	$(47,456)	$41,488

Expressed as a Percentage of Revenue
Gross margin	21.9%	3.2%	25.1%	22.2%	3.2%	25.4%
Sales and marketing	5.6%	(2.7)%	2.9%	5.4%	(2.5)%	3.0%
General and administrative	10.4%	(5.3)%	5.1%	10.9%	(5.8)%	5.1%

Note: percentages shown in the table may not cross foot due to rounding.

Adjusted Earnings Per Diluted Share Calculation
The following table provides a reconciliation of net income to Adjusted Earnings Per Diluted Share for each of the periods presented:

	Three Months Ended	Three Months Ended
	September 30, 2024	September 30, 2023
Net Income	$10,421	$15,898
Add:
Stock-based compensation	33,183	31,251
Income tax effect of non-GAAP adjustment	(6,199)	(8,901)
Adjusted Net income	$37,405	$38,247

Diluted Shares	93,821,812	100,879,576
Adjusted Earnings Per Diluted Share	$0.40	$0.38

	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2023
Net Income	$43,804	$48,567
Add:
Stock-based compensation	97,271	93,812
Income tax effect of non-GAAP adjustment	(22,017)	(33,714)
Adjusted Net income	$119,058	$108,665

Diluted Shares	95,758,529	100,552,705
Adjusted Earnings Per Diluted Share	$1.24	$1.08

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation
The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income	$10,421	$15,898	$43,804	$48,567
Add:
Depreciation and amortization	837	$579	2,307	$1,647
Stock‑based compensation expense	33,183	$31,251	97,271	$93,812
Interest and other income, net	(5,504)	$(2,742)	(13,876)	$(6,045)
Provision for income taxes	7,541	$5,033	21,740	$5,862
Adjusted EBITDA	$46,478	$50,019	$151,246	$143,843

Revenue	$286,625	$280,891	$868,790	$818,658

Incremental revenue vs. 2023			$50,132

Incremental Adjusted EBITDA vs. 2023			$7,403

Adjusted EBITDA margin on incremental revenue			14.8%

Reconciliation of Non-GAAP Financial Guidance for the Three Months and Year Ending December 31, 2024

	Three Months Ending December 31, 2024		Year Ending December 31, 2024
(in thousands)	Low	High	Low	High
Revenue	$266,210	$281,210	$1,135,000	$1,150,000
Net Income	$6,096	$9,496	$49,900	$53,300
Add:
Depreciation and amortization	$893	$893	$3,200	$3,200
Stock-based compensation expense	$32,729	$32,729	$130,000	$130,000
Other income, net	$(4,624)	$(4,624)	$(18,500)	$(18,500)
Provision for income taxes	$2,660	$4,260	$24,400	$26,000
Adjusted EBITDA*	$37,754	$42,754	$189,000	$194,000

	Three Months Ending December 31, 2024		Year Ending December 31, 2024
	Low	High	Low	High
Net Income	$6,096	$9,496	$49,900	$53,300
Add:
Stock-based compensation	32,729	32,729	130,000	130,000
Income tax effect of non-GAAP adjustment	(10,250)	(10,250)	(32,267)	(32,267)
Adjusted Net income*	$28,574	$31,974	$147,633	$151,033

Diluted Shares	91,000,000	91,000,000	96,000,000	96,000,000
Adjusted Earnings Per Diluted Share	$0.31	$0.35	$1.54	$1.57

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.

Assisted Reproductive Technology (ART) Cycles per Unique Female Utilizer
The following tables provide historical trend and guidance assumptions for average members, female utilization rate, and ART Cycles per Unique Female Utilizer for the full year and quarterly periods presented:

				Guidance Assumptions For:
				Year Ending December 31, 2024
	Year Ending December 31,			Low End as of	High End as of
	2021	2022	2023	November 12, 2024	November 12, 2024
Average Members*	2,812,000	4,349,000	5,383,000	6,088,000*	6,088,000*

Female Utilization Rate	1.07%	1.03%	1.09%	1.05%	1.06%

Female Unique Utilizers	30,053	44,600	58,596	64,100	64,500

ART Cycles	28,413	42,598	58,013	59,800	60,400

ART Cycles per Unique Female Utilizer	0.95	0.96	0.99	0.93	0.94

Revenue ($ in millions)	$500.6	$786.9	$1,088.6	$1,135.0	$1,150.0

*Calculations for 2024 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design

Quarterly ART Cycles per Unique Female Utilizer

	Three Months Ending				Year Ending
	March 31,	June 30,	September 30,	December 31,	December 31,
2022	0.50	0.55	0.56	0.58	0.96

2023	0.51	0.55	0.56	0.58	0.99

2024: Low End of Guidance Range*	0.53	0.54	0.52	0.51E	0.93E

2024: High End of Guidance Range*	0.53	0.54	0.52	0.52E	0.94E

*Calculations for 2024 exclude approximately 300,000 members from a single client not reflected in female utilizers as a result of the client's chosen benefit design; E indicates the estimated value assumed